EXHIBIT 6

                THIRD AMENDMENT TO ADVISORY SERVICES AGREEMENT

      This THIRD AMENDMENT TO ADVISORY SERVICES AGREEMENT, dated as of April 6, 1999, by and between SECURITY CAPITAL CORPORATION, a Delaware corporation ("Security Capital"), and CAPITAL PARTNERS, INC., a Connecticut corporation ("Capital Partners").

                                   WITNESSETH

      WHEREAS, Capital Partners and Security Capital entered into a certain Advisory Services Agreement dated as of January 26, 1990 (the "Original Agreement"), pursuant to which Capital Partners agreed to provide advisory and other services to Security Capital and its subsidiaries in the areas of investments, general administration, corporate development, strategic planning, stockholder relations, financial matters and general business policy; and

      WHEREAS, Capital Partners presented to Security Capital a potential acquisition of all of the issued and outstanding shares of capital stock of Jewel I, Inc. d/b/a Primrose Country Day School ("Country Day"), Metrocorp Properties, Inc. ("Metrocorp") and Primrose School Franchising Company ("Primrose") (Primrose, Country Day and Metrocorp are referred to individually as a "Company" and collectively as the "Companies") (the shares of all of the Companies are referred to collectively as the "Shares"); and

      WHEREAS, Security Capital formed Primrose Holdings, Inc. ("Holdings") to acquire the Shares; and

      WHEREAS, the purchase of the Shares by Holdings has been consummated as of the date hereof and, concurrently therewith, the Companies and Security Capital entered into a Management Advisory Services Agreement pursuant to which Security Capital will provide or will cause to be provided to the Companies management advisory services in the areas of corporate development, strategic planning, investment and financial matters and general business policies; and

      WHEREAS, Security Capital intends to request the assistance of Capital Partners in providing such management advisory services to the Companies from time to time and, in connection therewith, Capital Partners and Security Capital desire to amend their Original Agreement to assure Capital Partners of adequate compensation in respect of such additional services.

      NOW THEREFORE, in consideration of the premises and for good and valuable other consideration, receipt of which is hereby acknowledged, the parties hereto agree, intending to be legally bound, as follows:

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1.    Section 2 of the Original Agreement is hereby amended to increase the
      "Fee" payable thereunder by amending the first paragraph of said Section 2 to read in its entirety as follows:

            "Security Capital shall, during the term of this Agreement, pay to Capital Partners as annual advisory fee (the "Fee") in an initial amount of $400,000 plus an amount equal to the greater of $ 250,000 (the "Minimum") or 5% of the annual EBITDA (as defined in the Stock Purchase Agreement dated as of April 6, 1999, by and among Security Capital, Holdings, Paul L. Erwin and The Paul L. Erwin Grantor Retained Annuity Trust) of the Companies (the "Maximum"), for the services described in Section 1 of the Management Advisory Services Agreement. A portion of the Fee, in the amount of $20,833.33, shall be payable monthly on the fifth day of each month of each year during the term hereof. The Fee due for April 1999 shall be the pro rata portion of the Fee allocable to the period of time from the date hereof through April 30, 1999. Such pro rata monthly fee shall be due on the date hereof. The difference between the Maximum and the Minimum, if positive, for any year during the term hereof shall be payable on the fifth day of April immediately following the year for which the Maximum has last been determined."

2. The parties hereto recognize that the scope of operations of Security Capital and, in particular, changes in the scope of such operations resulting from the acquisition of the stock and operations of the Companies made indirectly by Security Capital, warrant an adjustment to the "Fee" payable under the Original Agreement.

3. Security Capital hereby represents that, in accordance with Section 7 of the Original Agreement, for purposes of this Second Amendment, Security Capital has acted through its independent directors.

4. Each of Capital Partners and Security Capital hereby ratifies and confirms the Original Agreement in all respects, except as amended hereby.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.


                                          SECURITY CAPITAL CORPORATION


                                          By: /S/ A. GEORGE GEBAUER
                                            Name: A. George Gebauer
                                            Title:President


                                          CAPITAL PARTNERS, INC.


                                          By:/S/ A. GEORGE GEBAUER
                                           Name: A. George Gebauer
                                           Title:   Vice President